Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member

Colgate Energy Partners III, LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Colgate Energy Partners III, LLC and subsidiaries (the Company) as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations, members’ capital, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements).In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2018.

Dallas, Texas

March 21, 2022

Colgate Energy Partners III, LLC

Consolidated Balance Sheets

	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash	$210,276	$8,245
Accounts receivable	125,161	49,203
Prepaids	22,790	1,119
Short-term derivative instruments	—	9,733

Total current assets	358,227	68,300
Oil & gas properties and equipment:
Oil and gas properties and equipment	2,185,445	834,074
Accumulated depreciation, depletion, and amortization	(279,593)	(146,318)

Net oil and gas properties and equipment	1,905,852	687,756
Other assets:
Other property and equipment, net	989	1,138

Total assets	$2,265,068	$757,194

Liabilities and members’ capital
Current liabilities:
Accounts payable	$156,483	$41,912
Accounts payable to affiliates	191	5,802
Revenue payable	79,565	32,906
Accrued expenses	38,866	618
Short-term derivative instruments	60,505	15,978

Total current liabilities	335,610	97,216
Other liabilities:
Long-term debt, net	977,451	173,701
Asset retirement obligations	20,294	6,968
Long-term derivative instruments	116,535	12,038

Total liabilities	1,449,890	289,923
Members’ capital:
Capital contributions	812,377	303,488
Capital distributions	(277,359)	(134,687)
Retained earnings	280,160	298,470

Total members’ capital	815,178	467,271

Total liabilities and members’ capital	$2,265,068	$757,194

See accompanying notes to the consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Operations

	Years Ended December 31,
(in thousands)	2021	2020
Revenues:
Crude oil sales	$508,368	$157,959
Natural gas sales	92,096	9,199
Natural gas liquid sales	97,225	12,476
Other	1,962	1,911

Total revenues	699,651	181,545

Operating expenses:
Lease operating expenses	80,067	30,595
Gathering, processing, and transportation costs	9,566	2,242
Production and ad valorem taxes	40,271	9,622
Depreciation, depletion, and amortization	133,701	68,161
Exploration and abandonment costs	5,714	1,895
Accretion of asset retirement obligations	780	323
General and administrative	15,336	9,751
Profit sharing by affiliates	3,330	—
Gain on sale of assets	(4,824)	(8,719)

Total operating expenses	283,941	113,870

Income from operations	415,710	67,675

Other income (expenses):
Interest income	191	308
Interest expense	(43,722)	(9,002)
Gain (loss) on commodity derivatives, net	(390,489)	77,187
Income from equity method investments	—	1,623

Total other income (expense)	(434,020)	70,116

Net income (loss)	$(18,310)	$137,791

See accompanying notes to the consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Members’ Capital

(in thousands)
Balance at December 31, 2019	$414,250

Capital contributions	40
Capital distributions	(50,036)
Capital distributions (equity method investments)	(34,774)
Net income	137,791

Balance at December 31, 2020	$467,271

Capital contributions	250
Capital contributions (Luxe Acquisition)	508,639
Capital contributions (Profit sharing by affiliates)	3,330
Capital distributions	(146,002)
Net loss	(18,310)

Balance at December 31, 2021	$815,178

See accompanying notes to the consolidated financial statements.

Colgate Energy Partners III, LLC

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income (loss)	$(18,310)	$137,791
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization	133,701	68,161
Accretion of asset retirement obligations	780	323
Abandonment of oil and gas properties	—	666
Gain on sale of assets	(4,824)	(8,719)
Amortization of deferred financing costs and issue premium / discount	3,497	634
(Gain) loss on commodity derivatives, net	390,489	(77,187)
Loss on interest rate derivatives, net	39	2,577
Net settlements received from (paid on) commodity derivatives	(278,761)	87,966
Net settlements paid on interest rate derivatives	(1,624)	(991)
Income from equity method investments	—	(1,623)
Profit sharing by affiliates	3,330	—
Changes in operating assets and liabilities:
Accounts receivable and prepaids	(85,331)	(436)
Accounts payable, revenue payable, and accrued expenses	114,821	(366)

Net cash provided by operating activities	$257,807	$208,796

Cash flows from investing activities:
Capital expenditures to develop oil and gas properties and equipment	(268,638)	(139,314)
Capital expenditures to acquire oil and gas properties and equipment	(546,087)	(36,482)
Investment in affiliates	—	(11,994)
Proceeds from sale of oil and gas properties and equipment	104,634	13,829
Capital expenditures for other property and equipment	(185)	(711)

Net cash used in investing activities	$(710,276)	$(174,672)

Cash flows from financing activities:
Contributions from members	250	40
Distributions to members	(146,002)	(50,036)
Proceeds from issuance of long-term debt	1,000,410	—
Proceeds from credit facility	60,000	—
Repayments of credit facility	(235,000)	(5,000)
Deferred financing costs	(25,158)	(277)

Net cash provided by (used in) financing activities	$654,500	$(55,273)

Net increase (decrease) in cash	202,031	(21,149)
Cash at beginning of period	8,245	29,394

Cash at end of period	$210,276	$8,245

Supplemental disclosures of cash flow information:
Accrued capital expenditures for oil and gas properties at period end	$96,026	$31,309
Asset retirement obligation	$12,547	$1,827
Interest paid	$17,249	$6,219
Non-cash contribution (distribution)	$508,639	$(34,775)

See accompanying notes to the consolidated financial statements.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(1)	Nature of Operations

Colgate Energy Partners III, LLC (together with its subsidiaries, the Company) was formed on December 4, 2017 as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, as amended (the Act). Upon formation, the Company was managed by Pearl Energy Investments II, LP, the sole member.

On December 30, 2020, the Company reorganized per the terms of the Third Amended and Restated Limited Liability Company Agreement (the Company Agreement). In accordance with the Company Agreement, the members of the Company contributed their Members’ Equity to CEP III Holdings, LLC (Holdings), in exchange for equity interests in Holdings.

Under the terms of the Company Agreement, Holdings became the sole member of the Company and governs the actions of the Company. Holdings is governed by a seven-member board of managers.

The Company is a Midland, Texas-based oil and gas company focused on the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin throughout Texas and New Mexico.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and include the assets, liabilities, revenue, expenses, and related note disclosures of the Company and its consolidated subsidiaries.

These consolidated financial statements were approved by management and available for issuance on March 21, 2022. Subsequent events have been evaluated through this date.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries since their acquisition or formation. All intercompany transactions and balances have been eliminated in consolidation.

(c)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Depletion of oil and gas properties is determined using estimates of proved oil and gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. Other significant estimates include but are not limited to, asset retirement obligations, fair value of business combinations, and fair value of derivative financial instruments.

The estimates of proved oil and natural gas reserves utilized in the preparation of the consolidated financial statements are estimated in accordance with the guidelines established by the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

historical average first of month price with no provision for price and cost escalations in future periods except by contractual arrangements. The Company’s reserve estimates at December 31, 2021 and 2020 were prepared by Netherland, Sewell, & Associates, Inc (NSAI).

Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of a reserve estimate depends on the quality of available geological and engineering data, the precision of and the interpretation of that data, and judgment based on experience and training.

(d)	Cash

The Company’s cash includes depository accounts held by banks.

(e)	Accounts Receivable

Accounts receivable consist of receivables from joint interest owners on properties the Company operates and crude oil, natural gas, and natural gas liquid (“NGL”) production delivered to purchasers. The purchasers remit payment for production directly to the Company. Most payments are received within two months after the production date. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company recognizes an allowance for doubtful accounts in an amount equal to anticipated future uncollectible receivables. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. The Company writes off specific accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. As of December 31, 2021 and 2020, management believes all accounts receivable are collectible and no allowance is required.

(f)	Oil and Natural Gas Properties

The Company uses the successful efforts method of accounting for oil producing activities, as further defined under ASC 932, Extractive Activities – Oil and Gas. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. There were no exploratory wells capitalized pending determinations of whether the wells have proved reserves at December 31, 2021 and 2020.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold.

The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. The Company reviews its oil and natural gas properties by depletion base. An

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and risk-adjusted unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs and cash flows from integrated assets. The Company recognized an impairment expense of $0.6 million during the year ended December 31, 2020 related to its proved oil and natural gas properties, but did not recognize an impairment expense during the year ended December 31, 2021.

Unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling and exploration plans, results of exploration activities, commodity price outlooks, planned future sales and expiration of all or a portion of the projects. During the years ended December 31, 2021 and 2020, the Company did not recognize any unproved impairment expense.

Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties, are charged to expense as incurred. Costs incurred to maintain wells and related equipment are charged to expense as incurred.

(g)	Asset Retirement Obligations

The Company estimates the present value of the amount it will incur to plug, abandon and remediate its producing properties at the end of their productive lives in accordance with ASC 410, Asset Retirement and Environmental Obligations (ASC 410). The Company computes its liability for asset retirement obligations by calculating the present value of estimated future cash flows related to each property. This requires the Company to use significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and its risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations.

Under ASC 410, an asset retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the consolidated balance sheets which is allocated to expense over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the consolidated statements of operations.

(h)	Derivative Instruments

The Company’s derivatives are accounted for as non-hedge derivatives and are recorded at estimated fair value in the consolidated balance sheets. All changes in the fair values of its derivative contracts are recorded as gains or losses in the earnings of the periods in which they occur. The Company periodically enters into commodity price derivative positions, including oil production derivatives, natural gas production derivatives and NGL production derivatives. The company does not have any derivatives designated as fair value or cash flow hedges. See note 6 for additional information regarding the Company’s derivatives.

(i)	Deferred Financing Costs

Deferred financing costs consist of fees incurred to secure debt financing and are amortized over the life of the related loans using a method consistent with the effective interest method; such amortization

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

is recorded within Interest expense in the consolidated statements of operations. Deferred financing costs were $23.5 million as of December 31, 2021, net of accumulated amortization of $4.2 million. Deferred financing costs were $1.3 million as of December 31, 2020, net of accumulated amortization of $1.2 million. The deferred financing costs and accumulated amortization are presented in the consolidated balance sheets as a direct deduction to the face amount of the borrowings.

(j)	Revenue Recognition

Substantially all of the Company’s revenue is from the sale of crude oil, natural gas, and natural gas liquids. See note 3 for additional information regarding the Company’s revenue recognition.

(k)	Income Taxes

The Company is a limited liability company and therefore is treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the members and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made in the consolidated financial statements of the Company.

In 2006, the state of Texas enacted the Texas Margin Tax Bill effective January 1, 2007 for the tax year ended December 31, 2007. At December 31, 2021 and 2020, the Company had not accrued a liability for the Texas margin tax as the liability, if any, is not expected to be material.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2021 and 2020. However, the Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, ongoing analyses of and changes to tax laws, regulations, and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in the General and administrative account within the consolidated statements of operations. No interest expense or penalties have been recognized for the years ended December 31, 2021 and 2020.

The Company may be subject to potential examination by U.S. federal or U.S. states jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with U.S. federal and U.S. state tax laws.

(l)	Concentrations of Credit Risk

The Company’s oil and gas operations have a concentration of purchasers in the energy industry. This customer concentration may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the purchasers may be similarly affected by changes in economic or other conditions. As of December 31, 2021 and 2020, the Company did not experience any material credit losses or write-offs of receivables. See note 11 for a list of significant purchasers as a percentage of total sales.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(m)	Overhead Reimbursement

The Company records gross overhead charges billed to working interest owners as a reduction to General and administrative expenses in the consolidated statements of operations. The Company recorded $4.5 million and $1.9 million of overhead charges during the years ended December 31, 2021 and 2020, respectively. The Company records overhead charges as they relate to its net share of properties owned in the Lease operating expenses account in the consolidated statements of operations and the Oil and gas properties and equipment account in the consolidated balance sheets. The Company recorded $2.6 million and $1.2 million of net overhead charges in Lease operating expenses for the years ended December 31, 2021 and 2020, respectively. The Company recorded $1.2 million and $0.5 million of net overhead charges in Oil and gas properties and equipment for the years ended December 31, 2021 and 2020, respectively.

(n)	Related Party Transactions

Transactions between related parties are considered to be related party transactions though they may not be given accounting recognition. The FASB ASC Topic 850, Related Party Disclosures (ASC Topic 850), requires that transactions with related parties that would make a difference in decision making shall be disclosed so that users of the consolidated financial statements can evaluate their significance. See note 10 for additional information about the Company’s related parties.

(o)	Segment Reporting

Operating segments are defined as components of an enterprise that (i) engage in activities from which it may earn revenues and incur expenses and (ii) for which separate operational information is available and is regularly evaluated by the chief decision maker for the purpose of allocating resources and assessing performance.

Based on the organization and management of the Company, the Company has only one reportable operating segment, which is oil and natural gas exploration and production.

(p)	Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842). Topic 842 was issued to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The Company plans to adopt Topic 842 on January 1, 2022 using the modified retrospective approach-effective date method. Upon adoption of Topic 842, the Company will recognize lease assets and lease liabilities of approximately $15.0 million each, as of January 1, 2022.

(3)	Revenue from Contracts with Customers

Revenue is measured based on considerations specified in contracts with customers, excluding any sales incentives or amounts collected on behalf of third parties. The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and NGLs are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured. Generally, the pricing provisions in the Company’s contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas, and prevailing supply and demand conditions. As a result, the prices of the Company’s oil, natural gas and NGLs fluctuate to remain competitive with other available oil, natural gas and NGLs supplies. The Company reports revenues disaggregated by product on its consolidated statements of operations.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(a)	Oil Sales

Oil production is sold at the wellhead and the Company collects an agreed-upon index price, net of pricing differentials. In this scenario, revenue is recognized when control transfers to the purchaser at the wellhead at the net price received by the Company.

(b)	Natural Gas and Natural Gas Liquid Sales

Under the Company’s natural gas processing contracts, it delivers natural gas to a midstream processing company at the wellhead or the inlet of the midstream processing company’s gathering system. The midstream processing company gathers and processes the natural gas and remits proceeds to the Company for the resulting natural gas sales and natural gas liquid sales. In these scenarios, the Company evaluates whether it is the principal or the agent in the transaction, which includes considerations of product redelivery, take-in-kind rights and risk of loss. For those contracts where the Company has concluded that control of the product transfers at the tailgate of the plant, meaning that the Company is the principal and the ultimate third party is its customer, the Company recognizes revenue on a gross basis, with transportation and processing fees presented as Gathering, processing, and transportation costs on the Company’s consolidated statements of operations. Alternatively, for those contracts where the Company has concluded control of the product transfers at the inlet of the plant, meaning that the Company is the agent and the midstream processing company is the Company’s customer, the Company recognizes natural gas sales and natural gas liquid sales based on the net amount of proceeds received from the midstream processing company. The Company also determined that losses associated with shrinkage and line loss (“FL&U”) occur prior to the change in control. As a result, natural gas and NGLs sales are presented net of FL&U costs.

(c)	Contract Balances

Under the Company’s product sales contracts, the Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC Topic 606, Revenue from Contracts with Customers.

(4)	Acquisitions and Divestitures

Luxe Acquisition

On June 1, 2021 (the Luxe Closing Date), the Company received an equity contribution of CL Energy, LLC (CL) and Hermosa Ranch, LLC (Hermosa) from Holdings. CL and Hermosa own the majority of the oil and gas properties and equipment previously owned by Luxe Energy, LLC (Luxe). Upon completion of the transaction, Luxe owns an equity interest in Holdings. This transaction will be referred to as the Luxe Acquisition throughout this report.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The Luxe Acquisition has been accounted for as a business combination, using the acquisition method. The following table represents the allocation of the total purchase price to the identifiable assets acquired and liabilities assumed based on the fair values as of the Luxe Closing Date.

Fair value of assets acquired: (in thousands)
Accounts receivable	$26,764
Proved properties	485,140
Unproved properties	76,885

Total assets acquired	$588,789

Fair value of liabilities assumed:
Accounts payable	$13,369
Revenue payable	15,425
Derivatives	48,615
Asset retirement obligations	2,741

Total liabilities assumed	80,150

Total purchase price plus liabilities assumed	$508,639

The Luxe Acquisition was deemed material for purposes of the following unaudited pro forma disclosures. The financial impact of the net assets acquired are included in the Company’s Consolidated Statements of Operations beginning with the Luxe Closing Date. The following pro forma financial information for the years ended December 31, 2020 and 2021 represents the results of the Company’s operations as if the Luxe Acquisition had occurred on January 1, 2020. This information is based on historical results of operations, adjusted for certain estimated accounting adjustments, and certain assumptions that the Company believes are reasonable, and does not purport to show the Company’s actual results of operations if the transaction would have occurred on January 1, 2020, nor is it necessarily indicative of future results. The financial information is derived from the Company’s Consolidated Statements of Operations for the years ended December 31, 2021 and 2020, Luxe’s Consolidated Statements of Operations for the year ended December 31, 2020 and for the three months ended March 31, 2020 and management’s estimate of the revenues and direct operating expense attributable to the assets acquired in the Luxe Acquisition for the period from April 1, 2021 to May 31, 2021.

	Years Ended December 31,
(in thousands)	2021	2020
Revenues	$770,329	$272,704
Income from operations	$452,971	$55,149
Net income (loss)	$(58,540)	$194,005

Oxy Acquisition

On July 29, 2021 (the Oxy Closing Date), the Company closed an acquisition of proved and unproved oil and gas properties and equipment in Reeves County, Texas and Ward County, Texas from Occidental Petroleum (the Oxy Acquisition).

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The Oxy Acquisition has been accounted for as an asset acquisition. The following table represents the allocation of the total purchase price to the identifiable assets acquired and liabilities assumed based on the fair values as of the Oxy Closing Date.

Fair value of assets acquired: (in thousands)
Proved properties	$443,259
Unproved properties	49,678

Total assets acquired	$492,937

Fair value of liabilities assumed:
Asset retirement obligations	$13,030

Total liabilities assumed	13,030

Total purchase price plus liabilities assumed	$479,907

Collie Field Divestiture

On July 30, 2021, the Company closed a divestiture of proved oil and gas properties and equipment in Reeves County, Texas and Ward County, Texas to a privately-held company (the Collie Field Divestiture). The Collie Field Divestiture resulted in proceeds of approximately $61 million and is subject to customary post-closing adjustments. The transaction did not result in the recording of a gain or loss on the Company’s consolidated statement of operations for the year ended December 31, 2021.

Water Infrastructure Divestiture

On August 27, 2021, the Company signed and closed a divestiture of salt water disposal assets and equipment in Reeves County, Texas and Ward County, Texas to a private third-party for a purchase price of approximately $28 million. The transaction did not result in the recording of a gain or loss on the Company’s consolidated statement of operations for the year ended December 31, 2021.

New Mexico Divestiture

In December 2021, the Company closed a divestiture of certain unproved oil and gas properties and equipment in Lea County, New Mexico. This divestiture resulted in net proceeds of approximately $10.2 million and a net gain of approximately $5.4 million in the Company’s consolidated statement of operations for the year ended December 31, 2021.

(5)	Fair Value

(a)	Assets and Liabilities that Approximate Fair Value on a Recurring Basis

(i)	Derivative Instruments

The fair market values of the derivative financial instruments reflected in the consolidated balance sheets were based on observable inputs obtained from the counterparties to the agreements. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. Further, the

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

Company presents asset and liability positions on a net basis by counterparty. The three input levels of the fair value hierarchy are as follows:

Level 1 – quoted prices for identical assets or liabilities in active markets.

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

The following table presents the fair value hierarchy for those derivative instruments measured at fair value on a recurring basis at December 31, 2021:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Liability – current:
Commodity contracts	$—	$(60,505)	$—	$(60,505)
Interest rate contracts	—	—	—	—

Total liability – current	—	(60,505)	—	(60,505)

Liability – noncurrent:
Commodity contracts	—	(116,535)	—	(116,535)
Interest rate contracts	—	—	—	—

Total liability – noncurrent	—	(116,535)	—	(116,535)

Net financial assets	$—	$(177,040)	$—	$(177,040)

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table presents the fair value hierarchy for those derivative instruments measured at fair value on a recurring basis at December 31, 2020:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Asset – current:
Commodity contracts	$—	$9,733	$—	$9,733

Total asset – current	—	9,733	—	9,733

Liability – current:
Commodity contracts	—	(14,393)	—	(14,393)
Interest rate contracts	—	(1,585)	—	(1,585)

Total liability – current	—	(15,978)	—	(15,978)

Liability – noncurrent:
Commodity contracts	—	(12,038)	—	(12,038)
Interest rate contracts	—	—	—	—

Total liability – noncurrent	—	(12,038)	—	(12,038)

Net financial assets	$—	$(18,283)	$—	$(18,283)

(b)	Assets and Liabilities that Approximate Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in the Company’s balance sheets. The following methods and assumptions were used to estimate the fair values:

(i)	Properties Acquired in Business Combinations

If sufficient market data is not available, the Company determines the fair values of proved and unproved properties acquired in transactions accounted for as business combinations by preparing estimates of discounted cash flow projections. The factors to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures, and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties.

(ii)	Proved Oil and Natural Gas Properties

Proved oil and natural gas properties are reviewed for impairment when events and circumstances indicate the carrying value of such properties may not be recoverable. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, the timing of future production and capital expenditures, and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. The Company did not recognize any impairments of proved properties during the year ended December 31, 2021. The Company recognized an impairment of proved properties of $0.6 million during the year ended December 31, 2020.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(iii)	Unproved Properties

Unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling and exploration plans, results of exploration activities, commodity price outlooks, planned future sales and expiration of all or a portion of the projects. During the years ended December 31, 2021 and 2020, the Company did not recognize unproved impairment expense.

Other Fair Value Measurement

The carrying value of the Company’s credit facility approximates fair value, as it is subject to short-term floating interest rates that approximate the rates available for those periods. The Company also has other financial instruments consisting primarily of cash, accounts receivable, other current assets, and accounts payable that approximate fair value due to the short maturity of these instruments.

(6)	Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments to manage commodity price risk associated with the sales of oil and gas production and to manage interest rate risk associated with the outstanding borrowings on the Company’s credit facility. The Company does not hold or issue derivative financial instruments for speculative or trading purposes.

The Company accounts for derivatives in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activity (as amended). Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in fair value of its derivative instruments in its consolidated statements of operations as they occur. Commodity hedging instruments may take the form of collars, swaps, or other derivatives indexed to the New York Mercantile Exchange (NYMEX) or other commodity price indexes. Such derivative instruments will not exceed anticipated production volumes and are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is sold.

The Company records its derivative activities at fair value. Gains and losses due to changes in fair value of commodity derivatives are included in Gain (loss) on commodity derivatives, net in the consolidated statements of operations. Gains and losses due to changes in fair value of interest rate derivatives are included in Interest expense in the consolidated statements of operations.

During the year ended December 31, 2021, the Company recorded a net loss on commodity derivatives of $390.5 million and a net gain of $77.2 million during the same period in 2020.

The following table represents the Company’s net cash receipts from (payments on) settled derivatives for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Oil derivative net settlements received (paid)	$(242,422)	$84,893
Gas derivative net settlements received (paid)	(25,454)	3,073
NGL derivative net settlements received (paid)	(10,885)	—

Total	$(278,761)	$87,966

On September 29, 2021, the Company entered into several crude WTI swap transactions that increased the average strike price on 5.5 million barrels of existing crude WTI swaps from $45.74/Bbl to $69.82/Bbl. These transactions resulted in a $132.3 million loss that is included in the Gain (loss) on commodity derivatives, net account in the accompanying consolidated statement of operations for the year ended

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

December 31, 2021. The impacted commodity contracts have settlement dates that occur throughout 2022. This transaction will be referred to as the Hedge Re-strike Transaction throughout this report.

(a)	Swap Contracts

Generally, a swap contract is an agreement that obligates two parties to exchange a series of cash flows at specified intervals based upon or calculated by reference to changes in specified prices or rates for a specified notional amount of the underlying assets. The payment flows are usually netted.

(b)	Collar Contracts

Generally, a collar contract is an agreement between two parties where one party (the Producer) buys a put option and sells a call option to the second party (the Counterparty). The premium owed by the Producer to purchase the put option is typical offset by the premium due to the Producer for selling the call option such that the collar contract is typically costless at the time of purchase. The strike price of the put option sets a floor where the Producer will be in the money should the commodity price drop below the strike price in a given period. Similarly, the strike price of the call option sets a ceiling where the Counterparty will be in the money should the commodity price rise above the strike price in a given period.

The Company has entered into a series of crude oil, natural gas and natural gas liquids price swap derivatives and collar contracts to mitigate a portion of the exposure to commodity price risk. The following table sets forth the Company’s outstanding oil derivative contracts as of December 31, 2021. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	2024	Total
Oil Price Swap – WTI
Volume (MBbl)	6,577	5,110	2,196	13,883
Price per Bbl	$68.01	$48.13	$54.98	$58.63
Oil Basis Swap – Mid/Cush
Volume (MBbl)	5,397	3,968	—	9,365
Price per Bbl	$0.40	$0.37	$—	$0.39
Oil WTI Roll Swap
Volume (MBbl)	6,577	—	—	6,577
Price per Bbl	$0.19	$—	$—	$0.19

The following table sets forth the Company’s outstanding natural gas derivative contracts as of December 31, 2021. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	2024	Total
Gas Price Swap – Henry Hub
Volume (BBtu)	12,221	6,143	1,755	20,118
Price per MMBtu	$2.55	$2.49	$2.52	$2.53
Gas Price Collar – Henry Hub
Volume (BBtu)	1,527	—	—	1,527
Ceiling Price per MMBtu	$3.36	$—	$—	$3.36
Floor Price per MMBtu	$2.90	$—	$—	$2.90
Gas Basis Swap – WAHA
Volume (BBtu)	8,368	2,090	1,755	12,213
Price per MMBtu	$(0.43)	$(0.41)	$(0.40)	$(0.42)

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table sets forth the Company’s outstanding natural gas liquids derivative contracts as of December 31, 2021. When aggregating multiple contracts, the weighted average contract price is disclosed.

	2022	2023	Total
Ethane Price Swap
Volume (Bbl)	234,490	67,398	301,888
Price per Bbl	$8.52	$8.72	$8.56
Propane Price Swap
Volume (Bbl)	239,358	—	239,358
Price per Bbl	$22.40	$—	$22.04
i-Butane Swap
Volume (Bbl)	41,207	11,843	53,050
Price per Bbl	$24.28	$24.47	$24.32
n-Butane Swap
Volume (Bbl)	103,430	29,728	133,158
Price per Bbl	$24.39	$25.10	$24.55
Natural Gasoline Swap
Volume (Bbl)	172,963	49,713	222,676
Price per Bbl	$41.49	$45.05	$42.28

(7)	Oil and Gas Properties and Equipment

The Company had net capitalized costs of $1,905.9 million and $687.8 million in oil and gas properties and equipment as of December 31, 2021 and 2020, respectively. The components are summarized in the table below:

	Years Ended December 31,
(in thousands)	2021	2020
Oil and gas properties and equipment
Proved	$1,951,878	$723,059
Unproved	233,567	111,015

Total	2,185,445	834,074
Less: accumulated DD&A	(279,593)	(146,318)

Net capitalized costs for oil and gas properties and equipment	$1,905,852	$687,756

The Company transferred $15.1 million and $33.9 million of oil and gas properties and equipment from the unproved leasehold account to the proved leasehold account during the years ended December 31, 2021 and 2020, respectively.

(8)	Asset Retirement Obligation

The Company’s asset retirement obligation represents the estimated present value of the estimated cash flows the Company will incur to plug, abandon and remediate its producing properties at the end of their productive lives, in accordance with applicable state laws. The present value of the estimated asset retirement obligation has been capitalized as part of the carrying amount of the related oil properties. The liability has been accreted to its present value as of December 31, 2021 and 2020.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table presents the changes in the asset retirement obligation during the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Asset retirement obligation, beginning of period	$6,968	$5,102
Liabilities incurred	12,621	1,936
Dispositions of wells	(122)	(233)
Accretion expense	780	323
Liabilities settled	—	(51)
Revision of estimates	47	(109)

Asset retirement obligation, end of period	$20,294	$6,968

(9)	Investment in affiliates

(a)	Investment in CM Resources, LLC

CM Resources, LLC (CM) is a Texas limited liability company that owns oil and gas properties and equipment in Eddy County, New Mexico and Lea County, New Mexico. During 2020, the Company distributed its investment in CM to Holdings (see note 14). Prior to the distribution, the investment in CM was accounted for using the equity method of accounting. Income and losses from the investment were presented in the Income from equity method investments account in the consolidated statements of operations. During the year ended December 31, 2020, the Company recognized income of $2.9 million from the investment in CM.

(b)	Investment in LM Touchdown, LLC

LM Touchdown, LLC (LM) is a Delaware limited liability company that owns crude and natural gas gathering infrastructure in Eddy County, New Mexico. During 2020, the Company distributed its investment in LM to Holdings (see note 14). Prior to the distribution, the investment in LM was accounted for using the equity method of accounting. Income and losses from the investment in LM were presented in the Income from equity method investments account in the consolidated statements of operations. During the year ended December 31, 2020, the Company recognized a loss of $1.3 million from the investment in LM.

(10)	Related Party Transactions

The Company incurs related party transactions with Pearl Energy Investments and its affiliates (Pearl), NGP Energy Capital and its affiliates (NGP), Holdings and its affiliates, CM, LM, and Luxe Energy, LLC and its affiliates (Luxe). These transactions include revenues and operating expenses incurred in connection with operating oil and gas properties and equipment, cash advances for capital projects, fees related to gathering crude oil and natural gas, and general and administrative expenses. The Company had payables to related parties of $0.2 million and $5.8 million at December 31, 2021 and 2020, respectively.

Members of management own profit interests at Holdings and its affiliates. These profit interests are subject to various performance and forfeiture provisions, and they become payable once certain distribution hurdles are met. Once certain hurdles are achieved, payments will be made to members of management directly by Holdings and its affiliates, respectively. Payments from profits interests at affiliates are not funded by the Company. These payments are not considered probable of occurring until paid. During 2021, the Company recognized a charge of approximately $3.3 million in the Profit sharing from affiliates account within the Consolidated Statement of Operations as a result of the profit interests described herein.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(11)	Significant Concentrations

As of December 31, 2021 and December 31, 2020, substantially all of the Company’s accounts receivable and sales were related to oil and gas production. This concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political, or other conditions related to the industry. The Company does not believe that the loss of a purchaser would have an adverse effect on its ability to sell its crude oil and natural gas production due to the competitive nature of the oil and gas industry and availability of marketing alternatives.

The table below sets forth the significant purchasers as a percentage of total crude oil sales, natural gas sales, and natural gas liquid sales for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
Enterprise Products Partners	63%	82%
EagleClaw Midstream	16%	9%
Plains All American	6%	5%
Occidental Energy Marketing, Inc.	6%	—
Other	9%	4%

	100%	100%

Further, the Company regularly maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses with respect to the related risks to cash and does not believe its exposure to such risk is more than nominal.

(12)	Commitments and Contingencies

(a)	Legal Matters

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management does not believe the impact of such matters will have a material adverse effect on the Company’s financial position or results of operations. The Company had no legal matters requiring specific disclosure or recognition of a liability as of December 31, 2021 and December 31, 2020.

(b)	Environmental

The Company is subject to extensive federal, state, and local environmental laws and regulations, which may materially affect its operations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

In the Company’s acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.

The Company maintains comprehensive insurance coverage that it believes is adequate to mitigate the risk of any adverse financial effects associated with these risks.

However, should it be determined that a liability exists with respect to any environmental cleanup or restoration, the liability to cure such a violation could still fall upon the Company. No claim has been made, nor is the Company aware of any such liability, as it relates to any environmental cleanup, restoration, or the violation of any rules or regulations relating thereto.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that related to an existing condition caused by past operations and that have no future economic benefits are expensed as incurred. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the cost can be reasonably estimated.

(c)	Employment Agreements

The Company has employment agreements with certain executives. These executives, either directly or indirectly, also have membership interests in the Company. These agreements provide for a base salary, incentive compensation, and health benefits.

(d)	Noncompete Agreements

The Company entered into noncompete agreements with certain key employees, which, in the event of the employee’s termination for a reason other than cause (as defined in the noncompete agreements), provide for payments equal to the employee’s regular monthly salary for a time period to be determined by the Company, but not to exceed 9 months.

(e)	Defined Contribution Plan

The Company sponsors a 401(k) defined contribution plan for the benefit of substantially all employees who have attained 21 years of age. The plan allows for eligible employees to make tax-deferred contributions not to exceed annual limits established by the Internal Revenue Service. The Company makes matching contributions of up to 5 percent of an employee’s compensation and may make additional discretionary contributions for eligible employees meeting certain plan requirements. Company contributions to the plan were approximately $0.4 million and $0.2 million during the years ended December 31, 2021 and 2020, respectively.

(f)	Severance tax, royalty, joint interest and sales and use tax audits

The Company is subject to routine severance tax, royalty, joint interest and sales and use tax audits from regulatory bodies and non-operators. Additionally, the Company is subject to various possible contingencies that arise primarily from interpretations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, allowable costs under joint interest arrangements and other matters. Although the Company believes that it has estimated its exposure with respect to the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued.

(g)	Operating Leases

The Company incurred $0.8 million and $0.6 million in rent expense for office space during the years ended December 31, 2021 and 2020, respectively. The rental agreement for the Company’s corporate office is effective until January 31, 2032. Commitments for future minimum lease payments related to this non-cancellable lease as of December 31, 2021 were as follows:

(in thousands)	2022	2023	2024	2025	Thereafter
Non-cancellable lease payments	$1,534	$1,718	$1,755	$1,793	$11,709

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(13)	Debt

The Company’s debt consisted of the following at December 31, 2021 and December 31, 2020:

	December 31,
(in thousands)	2021	2020
Credit Facility due 2025	$—	$175,000
5.875% senior notes due 2029	700,000	—
7.75% senior notes due 2026	300,000	—
Deferred financing costs and issue premium / discount, net	(22,549)	(1,299)

Long-term debt	$977,451	$173,701

Credit Facility. The Company’s credit facility has a maturity date of June 15, 2025. The credit facility is collateralized by all of the oil and gas properties of the Company and requires compliance with certain financial covenants. As of December 31, 2021, the Company was in compliance with all financial covenants.

On November 8, 2021, the Company entered into the Fifteenth Amendment to the Credit Agreement to allow for the issuance of up to $200 million of additional senior notes prior to the next scheduled redetermination date without any impact to the borrowing base.

On September 27, 2021, the Company entered into the Fourteenth Amendment to the Credit Agreement. At that time, the definition of Consolidated EBITDAX was changed to add back the negative impact of the Hedge Re-strike Transaction (see note 6) when calculating the Consolidated Net Leverage Ratio Financial Covenant for the quarter ended September 30, 2021.

On August 26, 2021, the Company entered into the Thirteenth Amendment to the Credit Agreement. At that time, the borrowing base increased to $625 million with elected commitments of $500 million.

On June 30, 2021, the borrowing base automatically decreased to $427.5 million in connection with the issuance of $500 million of senior notes due 2029.

On June 16, 2021, the Company entered into the Twelfth Amendment to the Credit Agreement to allow for the issuance of up to $450 million of additional senior notes without any impact to the borrowing base. Further, any issuance of senior notes beyond an additional $450 million would be accompanied by a corresponding 25% decrease to the borrowing base.

On June 15, 2021, the Company entered into the Eleventh Amendment to the Credit Agreement. At that time, the borrowing base increased to $440 million, the pricing grid on outstanding borrowings increased by 50 basis points, and the maturity date was extended to June 15, 2025.

On January 22, 2021, the Company entered into the Tenth Amendment to the Credit Agreement. At that time, the maximum credit limit decreased to $265 million, and the permitted debt was changed to allow for the issuance of unsecured senior notes.

5.875% Senior Notes. On June 30, 2021, the Company issued $500 million aggregate principal amount of 5.875% senior unsecured notes due 2029 (the 5.875% Notes) in an offering that was exempt from registration under the Securities Act of 1933. The 5.875% Notes resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $491 million. The Company used the proceeds to fund substantially all of the Oxy Acquisition (see note 4).

On November 12, 2021, the Company issued $200 million aggregate principal amount of 5.875% senior unsecured notes due 2029 under the same indenture as the previously issued 5.875% Notes. The additional notes were issued at a premium and resulted in net proceeds to the Company, after deducting estimated fees

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

and expenses, of approximately $200 million. The Company used the proceeds to repay borrowings under its credit facility and to fund a portion of the Parkway Acquisition (see note 15).

7.75% Senior Notes. On January 27, 2021, the Company issued $300 million aggregate principal amount of 7.75% senior unsecured notes due 2026 (the 7.75% Notes) in an offering that was exempt from registration under the Securities Act of 1933. The 7.75% Notes resulted in net proceeds to the Company, after deducting estimated fees and expenses, of approximately $292 million. The Company used the proceeds along with cash on hand to pay down the credit facility by $150 million and to make a $146 million cash distribution to Holdings.

Interest Expense. The following amounts have been incurred and charged to interest expense for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Cash payments for interest	$15,625	$6,220
Non-cash interest	1,916	2,220
Settled interest rate hedges	1,624	991
Net changes in accruals	24,557	(429)

Interest expense	$43,722	$9,002

(14)	Members’ Equity Accounts

Capital contributions and distributions are governed by the Company Agreement. Cash earnings on profits and any items in nature of income or loss will be applied to the member’s capital account in accordance with their earnings interest.

During 2021, the Company received a $508.6 million contribution of net assets related to the Luxe Acquisition (see note 4). The Company also received a $3.3 million contribution related to payments by Holdings and its affiliates to the owners of certain profit interests (see note 10).

During 2020, the Company made non-cash distributions of its investments in CM and LM to Holdings.

(15)	Subsequent Events

(a)	Parkway Acquisition

In January 2022, the Company closed an acquisition of proved and unproved oil and gas properties and equipment in Eddy County, New Mexico and Lea County, New Mexico for approximately $170.4 million, subject to customary post-closing adjustments.

(b)	Recent Divestitures

In January 2022, the Company closed a divestiture of proved and unproved oil and gas properties and equipment for approximately $215.5 million, subject to customary post-closing adjustments.

(c)	Sixteenth Amendment to the Credit Facility

On March 9, 2022, the Company entered into the Sixteenth Amendment to the Credit Agreement to adjust the borrowing base redetermination schedule to May 1st and November 1st of each year, beginning on May 1, 2022.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

(16)	Supplemental Disclosure of Oil and Natural Gas Operations (unaudited)

Costs incurred for oil and natural gas producing activities

	Years Ended December 31,
(in thousands)	2021	2020
Acquisition Costs:
Proved	$1,011,527	$32,035
Unproved	94,627	2,902
Development costs	332,482	140,859
Exploratory costs (a)	5,714	—

Total costs incurred for oil and natural gas properties (b)	$1,444,350	$175,796

(a)	Exploratory costs incurred are primarily related to the acquisition of seismic data.
(b)	For the year ended December 31, 2021, the Company’s total costs incurred included approximately $559.3 million related to the Luxe acquisition.

Reserve Quantity Information

Estimated quantities of proved oil and gas reserves as of December 31, 2021 and 2020 were based on an SEC pricing case prepared by Colgate’s independent reservoir engineers, Netherland, Sewell, & Associates, Inc (NSAI). Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. All of the Company’s proved reserves are located in the continental United States.

Guidelines prescribed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 932 (“ASC 932”), Extractive Activities — Oil and Gas, have been followed for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the period-end estimated quantities of oil and gas to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor. Future operating costs are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using period-end costs and assuming continuation of existing economic conditions, plus overhead incurred. Future development costs are determined based on estimates of capital expenditures to be incurred in developing proved oil and gas reserves and includes costs for future dismantlement, abandonment and rehabilitation obligations.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Reserve estimates are inherently imprecise and estimates of new discoveries and undeveloped reserves are more imprecise than estimates of established proved producing oil and natural gas properties. Accordingly, these estimates are expected to change as future information becomes available. The Company is a pass-through entity for tax purposes. Thus, the effect of future U.S. federal income taxes has been excluded from the standardized measure of discounted future net cash flows. However, the Company is subject to Texas franchise tax, and the expected impact of such taxes has been included.

The standardized measure of discounted future net cash flows is computed by applying the 12-month unweighted average of the first-day-of-the-month pricing for oil and natural gas to the estimated future production of proved

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

oil and natural gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and natural gas properties. Estimates of fair value would also consider probable and possible reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

The following table provides the changes in proved reserves for the year ended December 31, 2021:

	Oil	Gas	NGL	Total
	(MBbl)	(MMcf)	(MBbl)	(MBoe)
Total proved reserves at December 31, 2020	82,828	206,757	26,554	143,842
Revisions	(19,816)	(30,611)	(4,082)	(29,000)
Extensions and discoveries	7,836	19,063	3,131	14,144
Purchases of minerals-in-place	62,320	263,515	31,498	137,737
Sales of minerals-in-place	(1,563)	(3,311)	(505)	(2,620)
Production	(7,403)	(26,011)	(3,181)	(14,919)

Total proved reserves at December 31, 2021	124,202	429,402	53,415	249,184

Proved Developed Reserves:
January 1, 2021	22,909	73,193	9,373	44,481
December 31, 2021	62,906	262,080	31,836	138,422

Proved Undeveloped Reserves:
January 1, 2021	59,919	133,564	17,181	99,361
December 31, 2021	61,296	167,322	21,579	110,762

The change in total proved reserves was primarily the result of recording approximately 138 MMBoe of purchases of minerals in place primarily consisting of approximately 67 MMBoe attributable to the Luxe Acquisition, approximately 64 MMBoe attributable to the Oxy Acquisition and 7 MMBoe related to other acquisitions during the year. The Company recorded approximately 14 MMBoe of extensions and discoveries during the year which were a result of our successful drilling and completion program during 2021. Additionally, the Company recorded reductions of proved reserves of approximately 29 MMBoe during the year which consisted of approximately 41 MMBoe decrease due the removal of proved undeveloped locations as a result of an adoption of a development plan partially offset by an increase of 9 MMBoe related to the increase in commodity prices and an increase related to technical revisions due to observed well performance exceeding previous estimates of approximately 3 MMBoe. The Company also had approximately 15 MMBoe of production during the year.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table provides the changes in proved reserves for the year ended December 31, 2020:

	Oil	Gas	NGL	Total
	(MBbl)	(MMcf)	(MBbl)	(MBoe)
Total proved reserves at December 31, 2019	75,628	175,452	36,111	140,981
Revisions	53	24,244	(9,457)	(5,363)
Extensions and discoveries	7,862	18,232	2,337	13,238
Purchases of minerals-in-place	8,525	11,696	1,482	11,956
Sales of minerals-in-place	(5,123)	(12,290)	(2,554)	(9,725)
Production	(4,117)	(10,577)	(1,365)	(7,245)

Total proved reserves at December 31, 2020	82,828	206,757	26,554	143,842

Proved Developed Reserves:
January 1, 2020	16,941	39,695	8,077	31,634
December 31, 2020	22,909	73,193	9,373	44,481

Proved Undeveloped Reserves:
January 1, 2020	58,687	135,757	28,034	109,347
December 31, 2020	59,919	133,564	17,181	99,361

The change in total proved reserves during 2020 was primarily the result of recording extensions and discoveries of approximately 13 MMBoe which were a result of our successful drilling and completion program during 2020. We also recorded an increase in proved reserves of approximately 12 MMBoe related to our acquisitions during 2020 and a decrease of approximately 10 MMBoe related to our divestitures during the year. The Company recorded negative revisions of approximately 5 MMBoe which was primarily the result of approximately 4 MMBoe decrease due to the decrease in commodity prices and a decrease of approximately 2 MMBoe related to the removal of proved undeveloped locations due to a change in a previously adopted development plan partially offset by an increase of approximately 1 MMBoe related to well performance exceeding previous estimates. The Company also had production of approximately 7 MMBoe during the year.

For oil and NGL volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2021 was based on the SEC pricing of $66.55 per Bbl West Texas Intermediate posted oil. For gas volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2021 was based on the SEC pricing of $3.60 per MMBtu Henry Hub spot natural gas price for natural gas reserves. For oil and NGL volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2020 was based on the SEC pricing of $38.29 per Bbl West Texas Intermediate posted oil. For gas volumes, the pricing that was used for estimates of the Company’s proved reserves as of December 31, 2020 was based on the SEC pricing of $1.99 per MMBtu Henry Hub spot natural gas price for natural gas reserves. All prices have been adjusted for transportation, quality and basis differentials.

Colgate Energy Partners III, LLC

Notes to Consolidated Financial Statements

The following table provides the standardized measure of discounted future net cash flows at December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Oil and gas producing activities:
Future cash inflows	$10,693,423	$3,495,550
Future production costs	(3,448,976)	(1,192,660)
Future development costs	(1,167,130)	(803,139)
Future income tax expense	(49,967)	(16,981)

Future net cash flows	6,027,350	1,482,770
10% annual discount factor	(2,996,753)	(811,404)

Standardized measure of discounted future net cash flows	$3,030,597	$671,366

The following table provides a rollforward of the standardized measure of discounted future net cash flows for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Oil and gas producing activities:
Balance, beginning of year	$671,366	$893,350
Purchases of minerals-in-place	1,499,825	45,034
Sales of minerals-in-place	(33,406)	(42,319)
Extensions and discoveries	247,599	51,551
Estimated development costs incurred	137,161	95,504
Net changes in prices and production costs	1,063,818	(308,644)
Oil and natural gas sales, net of production costs	(567,785)	(137,180)
Changes in future development costs	(17,604)	105,093
Revisions of previous estimates	(32,120)	(59,666)
Accretion of discount	67,914	87,395
Net change to income taxes	(16,769)	1,470
Changes in timing and other	10,598	(60,222)

Standardized measure of discounted future net cash flows	$3,030,597	$671,366